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                 KAMAN SIGNS AGREEMENT TO ACQUIRE
                     WEAPONS FUZE MANUFACTURER

BLOOMFIELD, Connecticut (May 20, 2002) - Kaman Corp. (NASDAQ:KAMNA) announced today it has signed an agreement to acquire the Dayron division of DSE, Inc, a privately held company based in Orlando, Florida. Dayron manufactures bomb fuzes for a variety of munition programs, including a contract to develop a fuze for the Air Force Joint Programmable Fuze (JPF) program. Dayron's revenues for 2002 are projected to be $16 million.

Kaman expects to complete the transaction in the second quarter.
Dayron will operate as a separate subsidiary within Kaman's aerospace segment. Terms of the agreement are not being disclosed.

Paul R. Kuhn, president and chief executive officer of Kaman
Corp., said, "The Joint Programmable Fuze, which is being developed for weapons applications on both U. S. Air Force and Navy aircraft, will be of significant importance to this piece of our business going forward.

"The joining of Dayron's bomb fuze programs with Kaman's missile fuze programs will make us the leading fuze supplier for precision guided munitions for the U. S. Air Force and Navy. This acquisition will broaden our opportunities for growth across wider markets and is consistent with our strategic goal to build on our advanced technology products business," Kuhn said.

Dayron has been in the fuze manufacturing business since the mid
1960s when it was a component of Martin Marietta. The company employs 110 people and has two sites, a 90,000 square-foot facility containing manufacturing, engineering and administrative office space, and an 80-acre test range, both in Orlando.

Kaman has 45 years of fuze manufacturing experience through its Kaman Aerospace - Raymond Operations in Connecticut.

Kaman Corp., headquartered in Bloomfield, Connecticut, conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, VP & Treasurer
(860) 243-6307
rhj-corp@kaman.com







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